Exhibit 99.1

Contact:	Ron Parham
Sr. Dir. Investor Relations & Corp. Comm.
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY

REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Fourth Quarter Highlights:

•	Fourth quarter 2009 consolidated net sales increased 1 percent to $358.3 million, compared to fourth quarter 2008 net sales of $354.9 million.

•

Fourth quarter 2009 net income was $23.1 million, or $0.68 per diluted share, compared to net income of $18.6 million, or $0.55 per diluted share, for the fourth quarter of 2008, which included pre-tax, non-cash impairment charges of approximately $24.7 million, or $0.46 per diluted share after tax.

•

The company expects first quarter 2010 net sales to increase approximately 4 to 5 percent, including an estimated 4 percentage points of foreign currency benefit, and first quarter 2010 operating margin to decrease approximately 100 to 200 basis points, compared with first quarter 2009.

•	The board of directors declared a quarterly dividend of $0.18 per share, payable on March 4, 2010 to shareholders of record on February 18, 2010.

FY 2009 Highlights:

•	Fiscal 2009 net sales totaled $1.24 billion, down 6 percent from 2008.

•	Fiscal 2009 diluted earnings per share were $1.97, compared to $2.74 in 2008, which included non-cash impairment charges of approximately $24.7 million, or $0.46 per diluted share after tax.

•	Fiscal 2009 cash provided by operations was a record $214.4 million.

•	Net working capital totaled $742.4 million at December 31, 2009, including cash and short term investments of $409.4 million.

PORTLAND, Ore. — January 28, 2010 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in active outdoor apparel, footwear, accessories and equipment today announced net sales of $358.3 million for the fourth quarter ended December 31, 2009, an increase of 1 percent compared to net sales of $354.9 million for the same period of 2008, including a 3 percentage point benefit from changes in foreign currency exchange rates.

Fourth quarter net income totaled $23.1 million, or $0.68 per diluted share, an increase of 24 percent compared with net income of $18.6 million, or $0.55 per diluted share in the fourth quarter of 2008, which included a pre-tax, non-cash impairment charge of approximately $24.7 million, or $0.46 per share after tax.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Fourth quarter results were significantly better than our October outlook, primarily due to stronger than expected demand in our U.S. and international wholesale businesses, as well as in our expanded direct-to-consumer operations. We are encouraged that our full year 2009 U.S. sales increased 1 percent, thanks to growth from our direct-to-consumer operations, which more than offset declines in our U.S. wholesale business. Cash flow from operations during 2009 was a record $214.4 million. We believe our results demonstrate the strengthening of each of our major brands and consumers’ renewed appreciation for the great value and performance that our products consistently deliver.”

Boyle continued, “We have managed our balance sheet extremely well through this difficult economic cycle, ending the year with record cash and short-term investments of over $400 million, a substantially improved working capital position, and zero long term debt. Our renewed focus on product innovation driven by consumer insights is elevating each of our major brands and, together with our strong balance sheet, positions us well for growth as we enter the new decade.”

Fourth Quarter 2009 Results

The 1 percent increase in fourth quarter 2009 net sales consisted of a 5 percent increase in U.S. net sales to $215.5 million and 16 percent growth in LAAP region net sales to $72.9 million, including an 11 percentage point benefit from foreign currency exchange rates, compared with the fourth quarter of 2008. These increases were partially offset by a 23 percent decline in EMEA region net sales to $46.2 million, including a 5 percentage point benefit from changes in foreign currency exchange rates, and a 12 percent decline in Canada net sales to $23.7 million, including a 5 percentage point benefit from foreign currency. (See “Geographical Net Sales” table below.)

Compared with the fourth quarter of 2008, fourth quarter 2009 footwear net sales increased 19 percent to $70.9 million, accessories and equipment net sales increased 38 percent to $22.9 million, and outerwear net sales were essentially equal at $171.5 million, while sportswear net sales declined 13 percent to $93.0 million. (See “Categorical Net Sales” table below.)

Compared with the fourth quarter of 2008, fourth quarter 2009 Sorel brand sales increased 27 percent to $29.0 million and Mountain Hardwear brand sales increased 19 percent to $28.9 million, while Columbia brand net sales declined 2 percent to $298.6 million. Combined, net sales of Montrail and Pacific Trail brand products did not comprise a significant percentage of sales in the fourth quarter of either year. (See “Brand Net Sales” table below.)

The company ended the year with $409.4 million in cash and short-term investments, compared with $253.1 million at December 31, 2008. Accounts receivable at December 31, 2009 of $226.5 million were down $73.1 million, or 24 percent, compared with $299.6 million at December 31, 2008. Inventories at December 31, 2009 totaled $222.2 million, down $34.1 million, or 13 percent, compared with December 31, 2008, and down $79.3 million, or 26 percent, compared with September 30, 2009.

Fiscal 2009 Results

2009 net sales totaled $1.24 billion, a decrease of 6 percent from net sales of $1.32 billion for 2008, including a 1 percentage point negative effect from changes in foreign currency exchange rates.

Net income for 2009 totaled $67.0 million, or $1.97 per diluted share, compared to net income of $95.0 million, or $2.74 per diluted share, for 2008, which included a pre-tax, non-cash impairment charge of approximately $24.7 million, or $0.46 per share after tax.

2009 EMEA net sales decreased 26 percent, to $197.4 million, including a 3 percentage point negative effect from changes in foreign currency exchange rates, compared with 2008; Canada net sales decreased 15 percent, to $106.5 million, including a 7 percentage point negative currency effect. U.S. net sales increased 1 percent, to $736.9 million, and LAAP net sales increased 3 percent, to $203.2 million, including a 2 percentage point benefit from foreign currencies, compared with 2008. (See “Geographical Net Sales” table below.)

Compared with 2008, fiscal year 2009 sportswear net sales declined 13 percent to $472.5 million, outerwear net sales declined 2 percent to $482.5 million, and footwear net sales decreased 1 percent to $214.6 million, while equipment and accessories net sales increased 9 percent to $74.4 million. (See “Categorical Net Sales” table below.)

2009 Columbia brand net sales decreased 8 percent, to $1.07 billion, while Sorel net sales increased 26 percent to $60.6 million and Mountain Hardwear net sales increased 6 percent to $100.5 million, compared with 2008. Combined Montrail and Pacific Trail net sales decreased 18 percent to $10.4 million, compared with 2008. (See “Brand Net Sales” table below.)

Dividend and Share Repurchase Program

The board of directors approved a dividend of $0.18 per share, payable on March 4, 2010 to shareholders of record on February 18, 2010.

During the fourth quarter of 2009, the company repurchased approximately 67,500 shares of common stock at an aggregate purchase price of $2.6 million. Through December 31, 2009, the company has repurchased a total of approximately 8.9 million shares at an aggregate purchase price of $407.4 million since the inception of the stock repurchase program in 2004, and approximately $92.6 million remains available under the current repurchase authorization. The repurchase program does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time.

Q1 2010 Outlook

The dynamic nature of the current economic environment limits the company’s visibility and its ability to estimate future results. All projections related to anticipated future results are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly.

Anticipated incremental direct-to-consumer sales, partially offset by the 5 percent decline in Spring wholesale backlog that we announced in October 2009, leads us to expect a 4 to 5 percent increase in consolidated net sales for the first quarter of 2010 compared with net sales of $272.0 million for the first quarter of 2009. This anticipated sales increase includes approximately 4 percentage points of foreign currency benefit.

2010 first quarter gross margins are expected to improve by approximately 2 percentage points compared with first quarter 2009 due to a smaller proportion of low-margin sales of excess Fall inventory. First quarter 2010 operating expenses as a percent of net sales are expected to increase approximately 3 to 4 percentage points compared with first quarter 2009, primarily reflecting changes in currency exchange rates, the incremental costs of our retail expansion, reinstatement of personnel and benefit programs that were curtailed or postponed as part of our 2009 cost-containment efforts, and transitional costs associated with internalizing our sales organizations in North America and Europe. As a result, we expect first quarter 2010 operating margin to decrease approximately 1 to 2 percentage points compared with operating margin of 3.8 percent in the first quarter of 2009.

Spring product sales have historically accounted for a minority of the company’s full year net sales, therefore, the company does not traditionally comment on the factors that it believes will influence full year net sales and profitability levels until April when it announces first quarter financial results and Fall backlog.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2009 results and anticipated future performance on Thursday, January 28, 2010 at 5:00 p.m. Eastern Time. To participate, please dial 800-851-3059 in the United States, Conference ID # 51032871. Outside the United States, please dial 706-679-8430. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until April 22, 2010.

About Columbia Sportswear

Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel, footwear, accessories and equipment. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for innovation, quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, cash flows, earnings, and strategic initiatives in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the company’s most recently filed Quarterly Report on Form 10-Q, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects consumer demand for the company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; our ability to implement our strategic initiatives and retail expansion plans; changes in tax policy and laws; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2009	2008
Current Assets:
Cash and cash equivalents	$386,664	$230,617
Short-term investments	22,759	22,433
Accounts receivable, net	226,548	299,585
Inventories, net	222,161	256,312
Deferred income taxes	31,550	33,867
Prepaid expenses and other current assets	32,030	29,705

Total current assets	921,712	872,519

Property, plant and equipment, net	235,440	229,693
Intangibles and other non-current assets	55,731	46,024

Total assets	$1,212,883	$1,148,236

Current Liabilities:
Accounts payable	$102,494	$104,354
Accrued liabilities	69,908	60,054
Income taxes payable	6,884	8,718
Other current liabilities	1	63

Total current liabilities	179,287	173,189
Other long-term liabilities	34,874	30,957
Deferred income taxes	1,494	—
Shareholders’ equity	997,228	944,090

Total liabilities and shareholders’ equity	$1,212,883	$1,148,236

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales	$358,316	$354,910	$1,244,023	$1,317,835
Cost of sales	207,639	205,472	719,945	750,024

Gross profit	150,677	149,438	524,078	567,811
	42.1%	42.1%	42.1%	43.1%

Selling, general, and administrative expenses	126,276	114,358	444,715	430,350
Impairment of acquired intangible assets	—	24,742	—	24,742
Net licensing income	3,116	2,084	8,399	5,987

Income from operations	27,517	12,422	87,762	118,706

Interest income, net	289	1,147	2,088	7,537

Income before income tax	27,806	13,569	89,850	126,243

Income tax benefit (expense)	(4,720)	4,988	(22,829)	(31,196)

Net income	$23,086	$18,557	$67,021	$95,047

Earnings per share:
Basic	$0.68	$0.55	$1.98	$2.75
Diluted	0.68	0.55	1.97	2.74
Weighted average shares outstanding:
Basic	33,759	33,866	33,846	34,610
Diluted	33,942	33,960	33,981	34,711

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$67,021	$95,047
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	36,253	31,158
Deferred income taxes	55	(10,338)
Stock-based compensation	6,353	6,302
Impairment of acquired intangible assets	—	24,742
Other	1,787	181
Changes in operating assets and liabilities:
Accounts receivable	77,490	(9,689)
Inventories	38,831	4,507
Prepaid expenses and other current assets	(1,695)	(15,787)
Accounts payable and accrued liabilities	(9,381)	7,897
Other	(2,342)	10,910

Net cash provided by operating activities	214,372	144,930

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	(142)	59,228
Capital expenditures	(33,074)	(47,580)
Proceeds from sale of property, plant, and equipment	31	52

Net cash provided by (used in) investing activities	(33,185)	11,700

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(8,078)	(83,865)
Cash dividends paid	(22,331)	(22,098)
Proceeds from issuance of common stock	710	3,488
Other	37	51

Net cash used in financing activities	(29,662)	(102,424)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	4,522	(15,539)

NET INCREASE IN CASH AND CASH EQUIVALENTS	156,047	38,667

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	230,617	191,950

CASH AND CASH EQUIVALENTS, END OF PERIOD	$386,664	$230,617

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$7,852	$6,760

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Geographical Net Sales to Unrelated Entities:
United States	$215.5	$205.0	5%	$736.9	$727.7	1%
Europe, Middle East, & Africa	46.2	59.9	(23)%	197.4	267.2	(26)%
Latin America & Asia Pacific	72.9	63.0	16%	203.2	198.2	3%
Canada	23.7	27.0	(12)%	106.5	124.7	(15)%

Total	$358.3	$354.9	1%	$1,244.0	$1,317.8	(6)%

Categorical Net Sales to Unrelated Entities:
Sportswear	$93.0	$106.8	(13)%	$472.5	$540.9	(13)%
Outerwear	171.5	171.7	—	482.5	491.7	(2)%
Footwear	70.9	59.8	19%	214.6	217.2	(1)%
Accessories & Equipment	22.9	16.6	38%	74.4	68.0	9%

Total	$358.3	$354.9	1%	$1,244.0	$1,317.8	(6)%

Brand Net Sales to Unrelated Entities:
Columbia	$298.6	$305.6	(2)%	$1,072.5	$1,162.0	(8)%
Mountain Hardwear	28.9	24.2	19%	100.5	95.0	6%
Sorel	29.0	22.8	27%	60.6	48.1	26%
Other	1.8	2.3	(22)%	10.4	12.7	(18)%

Total	$358.3	$354.9	1%	$1,244.0	$1,317.8	(6)%

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